EXHIBIT 99


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                                                     Head Office & Laboratory:
                                                     755 Center Street, Unit 5
                                                             Lewiston NY 14092
                                                            Tel.: 716-754-2002
                                                             Fax: 716-754-2043

                                                              Business Office:
                                                      800 Sheppard Avenue West
                                                             Commercial Unit 1
                                                            Toronto ON M3H 6B4
                                                            Tel.: 416-633-7047
                                                             Fax: 416-633-2363
PRESS RELEASE

                                          Stephanie Carrington (Investors)
                                          646-536-7017
                                          Greg Tiberend (Media)
                                          646-536-7005
                                          The Ruth Group


                 LAM Pharmaceutical Reports Year End Results


Lewiston, N.Y., April 1, 2003 - LAM Pharmaceutical, Corp. (OTC BB: LAMP;
Frankfurt: LAM; Berlin: LAM), a biomedical company focused on the development and commercialization of novel wound healing and transdermal drug delivery systems, announced today financial results for the year ending December 31, 2002.

Net sales for the twelve-month period ending December 31, 2002 were $40,160 following the commencement of sales of L.A.M. IPM Wound Gel(TM) on August 14, 2002. The net loss for 2002 was $6.3 million, or $0.26 per share, compared to a net loss of $8.4 million, or $0.53 per share, for 2001. At December 31, 2002, cash and cash equivalents totaled $210,214 as compared to $11,284 at December 31, 2001.

Joseph T. Slechta, President & CEO of LAM Pharmaceutical, stated, "During the fourth quarter, L.A.M. IPM Wound Gel(TM) was offered in the form of a sample and at special introductory pricing as an incentive to patients. The introductory pricing will continue into 2003. We are on track with the execution of our strategy outlined last year, which is designed to lead to a sustained sales ramp up."

"We are continuing to build out our sales force. Since the beginning of January, LAM has retained Pharm Force as a specialty sales force and signed a sales representative agreement with SRI, Inc. Both of these organizations are well suited to address our target markets, notably wound care, home health care, skilled nursing care and podiatry. We are confident that the combination of defined markets and the ongoing expansion of our sales channels will result in steadily increasing sales throughout 2003," concluded Mr. Slechta.

On February 4, 2003, the Company signed a binding Letter of Intent to acquire selected assets of Actium Pharmaceuticals, Inc., a Delaware corporation. Upon further due diligence, both parties agreed not to move forward with the transaction.

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About LAM Pharmaceutical, Corp.

L.A.M. Pharmaceutical, Corp., WWW.LAMPHARM.COM, is a biomedical company with laboratories in Lewiston, New York, and a business office in Toronto. LAM focuses on the development and commercialization of novel wound healing and transdermal drug delivery systems that offer patients, among other benefits, safer and more effective treatment for a variety of serious diseases. The technology is based on an original L.A.M. Ionic Polymer Matrix(TM) technology (L.A.M. IPM(TM)), a proprietary and patented combination (a total of 14 U.S. issued and approved patents) of electrically charged and non-charged molecules with wound-healing properties. L.A.M. IPM(TM) technology is also appropriate for use with well-established drugs, allowing for the sustained delivery of greater amounts to the target areas than is otherwise possible by oral means, thus prolonging therapeutic activity.

Statements in this press release regarding our business, which are not historical facts, are "forward-looking statements" that involve risks and uncertainties which could cause the Company's actual results and financial condition to differ materially from those anticipated by the forward-looking statements. These risks and uncertainties include, but are not limited to uncertainties relating to the need for additional funds and corporate partners, product liability, dependence on third parties for manufacturing and marketing, the early stage of products being marketed or under development, patent risk and competition.

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L.A.M.  Ionic  Polymer  Matrix(TM),  L.A.M.  IPM(TM)  and IPM Wound  Gel(TM) are
trademarks of L.A.M. Pharmaceutical, Corp. L.A.M. IPM Wound Gel(TM) is protected by one or more of the following patents: 5,897,880; 6,120,804; 6,007,843; 6,063,405.
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